Exhibit 99.1

BODY CENTRAL ANNOUNCES CLOSING OF SECONDARY OFFERING

JACKSONVILLE, FLORIDA – February 16, 2011 – Body Central Corp. (Nasdaq: BODY) today announced the closing of its secondary public offering of 5,703,764 shares of common stock. The offering was priced on Thursday, February 10th at $16.50 per share.

The Company sold 100,000 shares of common stock in the offering, and selling stockholders sold 5,603,764 shares in the offering which included all of the 743,969 shares sold pursuant to the underwriter’s over-allotment option.

Piper Jaffray & Co. and Jefferies & Company, Inc. acted as joint book-running managers, and William Blair & Company, Robert W. Baird & Co. and Oppenheimer & Co. Inc. acted as co-managers for the offering.

The offering was made only by means of the written prospectus forming part of the effective registration statement. A copy of the final prospectus related to the offering may be obtained by contacting: Piper Jaffray & Co. Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, telephone: 1-800-747-3924 or email: prospectus@pjc.com; or Equity Syndicate Prospectus Department, Jefferies & Company, 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340 and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of January 1, 2011, the Company operated 209 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

Investor Relations inquiries:

ICR, Inc.

Jean Fontana / Joseph Teklits

203-682-8200

www.icrinc.com